September 30, 2010

Independence Blue Cross
1901 Market Street
Philadelphia, PA 19103

Re:         Health Benefits Direct Board Representative and Related Matters

Dear Sirs:

This Letter Agreement is being executed and delivered in connection with the Initial Closing under the Securities Purchase Agreement, dated as of the date hereof, by and among the Health Benefits Direct Corporation (the “Company”), Independence Blue Cross (“IBC”) and the other investors signatory thereto (the “Purchase Agreement”), and to induce IBC to purchase the Units thereunder.  Capitalized terms used in this Letter Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

The Company hereby agrees, intending to be legally bound, that during the Term, it will take all actions, do all things, and execute and deliver all documents and instruments within in its power as may be necessary to accomplish the following results:

1.           One director designated by IBC (the “IBC Director”) shall be nominated by the Company for election to the Company’s Board of Directors (the “Board”) at each meeting of shareholders or solicitation of consents for the election of directors, except for the Company’s 2010 annual meeting of shareholders, and, in the event of an increase in the number of members of the Company’s Board, such greater number of directors designated by IBC shall be so nominated for election to the Board as is necessary to have no less than the same percentage of the members of the Board so nominated as is currently represented by one director;

2.           In the event of a vacancy in the Board seat previously held by an IBC Director, a successor director designated by IBC shall be appointed to fill such vacancy;

3.           Each director designated by IBC to be an IBC Director under Paragraphs 1 and 2 must meet the qualifications to serve as a member of the Board as reasonably determined in good faith by either the Board or the Nominating and Governance Committee of the Board.

4.           Without limiting the general nature of the foregoing, (a) on or prior to the earlier of the Subsequent Closing Date or the Subsequent Closing Deadline, the number of members of the Company’s Board shall be increased to eleven (11), and (b) as soon as reasonably practicable but in any event within five (5) days following the designation by IBC of the IBC Director and the qualification of such individual pursuant to Paragraph 3, the IBC Director shall be appointed as a member of the Board to fill the vacancy created by the increase in the number of members of the Company’s Board, and to serve as a director until the expiration of the term ending at the Company’s 2010 annual meeting of shareholders and until his or her successor has been duly elected and qualified or his or her earlier death, resignation or removal.

Independence Blue Cross
September 30, 2010

5.           The Company shall include the IBC Director in the Board’s slate of nominees for election as directors of the Company and use its best efforts to cause the election of the IBC Director at each annual meeting of shareholders (and in any consent for the election of directors solicited by the Company), except for the Company’s 2010 annual meeting of shareholders, including, without limitation, recommending that the Company’s shareholders vote in favor of the election of the IBC Director at such annual meeting (or in such consent) and voting the shares of Company Common Stock represented by all proxies granted by shareholders in connection with the solicitation of proxies by the Board in connection with such meeting in favor of the IBC Director, except for such proxies that specifically indicate a vote to withhold authority with respect to the IBC Director.  Neither the Board nor the Company shall take any position, make any statements or take any action inconsistent with such recommendations;

6.           The Company shall cause The Co-Investment Fund II, L.P. to enter into a voting agreement with IBC, substantially in the form attached hereto as Exhibit A within five (5) days of the date hereof; and

7.           Non-employee directors shall only be compensated under the terms of the Directors Compensation Plan currently in effect and shall not receive any additional fees for their services to the Company.

The Company further agrees, intending to be legally bound, that it would be impossible to measure in money the damages which will accrue to IBC or to its successors or assigns by reason of the failure of the Company to perform its obligations under this Letter Agreement and the parties agree that the terms of this Letter Agreement shall be specifically enforceable. If IBC or any of its successors or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such instituting party has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists. Nothing contained in this paragraph shall limit the remedies herein, legal or equitable, otherwise available and all such remedies herein are in addition to any remedies available at law or otherwise.

The provisions of this Letter Agreement shall remain in effect for so long as IBC or its affiliates continue to hold either (i) shares of the Preferred Stock in an amount equal to fifty percent (50%) or more of the number of shares of the Preferred Stock purchased under the Purchase Agreement or (ii) shares of the Company’s Common Stock in an amount equal to fifty percent (50%) or more of the number of shares of the Company’s Common Stock that IBC is entitled to receive upon conversion of the Preferred Stock acquired under the Purchase Agreement (the “Term”).

Independence Blue Cross
September 30, 2010

The Company hereby represents and warrants to IBC that (a) the Board has approved the actions to be taken by the Company under this Letter Agreement and (b) this Letter Agreement is a valid and binding obligation of the Company.

If the foregoing correctly sets forth our agreement, please so confirm by executing the enclosed copy of this Letter Agreement in the space provided below and returning it to me.

[Signature Page Follows]

Independence Blue Cross
September 30, 2010

Very truly yours,

HEALTH BENEFITS DIRECT CORPORATION

By:	/s/ Anthony R. Verdi
	Name:	Anthony R. Verdi
	Title:	Acting Chief Executive Officer, Chief
Operating Officer and Chief Financial
Officer

Confirmed and Agreed to:

INDEPENDENCE BLUE CROSS

By:	/s/ Joseph A. Frick
	Name:	Joseph A. Frick
	Title:	President & Chief Executive Officer

Exhibit A

VOTING AGREEMENT

See attached.